Exhibit 3.1

CERTIFICATE OF FORMATION

OF

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

1. The name of the limited liability company is Och-Ziff Capital Management Group LLC.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Och-Ziff Capital Management Group LLC on June 6, 2007.

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

By:	/s/ Daniel S. Och
Name:	Daniel S. Och
Title:	Authorized Person